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                                                                   EXHIBIT 10.10

                         [PAIN THERAPEUTICS LETTERHEAD]


November 23, 1999

David L. Johnson, CPA
46 Mott Place
Oakland, CA 94619


Dear Dave,

I am pleased to offer you the position of Chief Financial Officer of Pain Therapeutics, Inc. I believe the terms of your proposed employment, outlined below, reflect both the spirit and the letter of our previous discussions:

1. As Chief Financial Officer and an officer of PTI, you will report to the President & CEO.

2. Your primary responsibilities will include advising and directing PTI on its finance and accounting functions, internal/external reporting requirements, administrative functions, budget forecasting and monitoring, and contributing to PTI long term strategic planning efforts and other responsibilities as they may arise from time-to-time.

3. Your cash compensation will be $155,000 per year and will be reviewed annually. You will be eligible to receive a discretionary year end cash and or equity bonus.

4. You will receive an option to buy 190,000 shares of PTI common stock. This option will be priced at the fair market value of PTI's common stock at the date of grant, which is currently $0.185 per share. Your option will vest monthly and equally over 48 months, starting on your first day at PTI.

5. We agree that your full-time start date will be no later than Monday, January 3, 2000.

6. You will be eligible to receive medical, life insurance, disability or other health, insurance or other benefits provided to PTI's full-time employees as these become defined and available to other employees. Until these benefits are defined (3-4 months), you will be reimbursed in full and at cost for your COBRA associated expenses.

7. You will be entitled to earn and to take up to three (3) weeks paid vacation at times mutually agreeable to you and PTI. Unused vacation may not be reimbursed or carried forward from year to year.


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8. You acknowledge and agree that in accordance with California law, your employment at PTI is "at will". You understand that PTI or you may terminate your employment at any time, for any reason or no reason, with or without cause and with and without notice. PTI also reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI's needs.

In the event PTI terminates your employment without cause after your one year anniversary with the Company, PTI will continue to provide you with your regular base salary and health benefits until the earlier of a) three months from date of termination, or b) your date of new employment or other compensated position elsewhere. You will not receive severance or other termination benefits or any other benefits (including vesting of unvested stock) in the event either a) you terminate this employment arrangement for any reason or no reason, or b) PTI terminates this employment arrangement for any reason or no reason in the first 12 months of your full-time employment, or
c) PTI terminates this employment arrangement with cause at any time.

You and PTI further agree that all disputes, claims or causes of action arising out of your employment or its termination shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy.

9. You warrant and represent that you have no commitments or obligations inconsistent with PTI's offer of employment. You further understand and agree that this is a full-time and exclusive position in the services of PTI.

10. PTI will reimburse you for all reasonable business and travel expenses incurred on behalf of PTI.

11. You agree to sign a "CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT" (attached).

12. This offer expires of Friday, December 3, 1999 unless mutually signed before then.

Dave, I believe these terms reflect our discussions. If acceptable to you, please sign, date and return one original copy. Over the course of the next 12 months, PTI will be building a world class organization and I see you and others as an integral member of that team.

I look forward to working with you!

/s/ REMI BARBIER
------------------------
Remi Barbier
President & CEO


      I agree to all the terms and conditions of employment set forth in this letter,

                                       /s/ DAVID L. JOHNSON
                                       ---------------------------------
                                        David L. Johnson, CPA

                                 Date: 11/29/99
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